Exhibit 99.1

FOR IMMEDIATE RELEASE For More Information: Ronald L. Thigpen President and COO Southeastern Bank Financial Corp. 706-481-1014

Southeastern Bank Financial Corp. Reports Record Third Quarter Earnings
And Declares Quarterly Dividend

AUGUSTA, Ga., October 31, 2014 -- Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta, today reported record quarterly net income of $4.4 million for the three months ended Sept. 30, 2014, or $0.65 in diluted earnings per share, compared to $4.2 million, or $0.63 in diluted earnings per share, in the third quarter of 2013.

“We are pleased to report record earnings for the quarter driven by growth in loans, deposits and noninterest income,” said President and Chief Operating Officer Ronald L. Thigpen.  “Our performance continues to be very consistent from quarter to quarter.  We, as well as the rest of the industry, continue to be challenged by the current low interest rate environment and its impact on the net interest margin.  Our return on assets of 0.99 percent and return on equity of 11.74 percent continue to reflect excellent performance for a bank our size.”

Total assets at Sept. 30, 2014, were $1.8 billion, an increase of $63.4 million from Dec. 31, 2013.  Loans outstanding at the end of the third quarter were $978.6 million, an increase of $62.3 million or 6.8 percent from Dec. 31, 2013, and an increase of $78.1 million from Sept. 30, 2013.  Total deposits were $1.5 billion at Sept. 30, 2014, an increase of $45.1 million from Dec. 31, 2013, and an increase of $58.3 million from Sept. 30, 2013.  Cash and cash equivalents totaled $45.0 million at the end of the third quarter of 2014.

Net interest income for the third quarter of 2014 totaled $13.1 million, a slight decrease from $13.2 million for the same period in 2013.  Noninterest income for the third quarter totaled $5.2 million, a 7.3 percent increase from $4.9 million for the same period a year ago.  Noninterest expense was $11.1 million in the third quarter of 2014, an 8.2 percent increase from a year ago, as a result of increased salary and benefit costs.

The net interest margin was 3.16 percent for the quarter-ended Sept. 30, 2014, compared to 3.18 percent at the end of the second quarter of 2014, and 3.31 percent for the same quarter a year ago.  Annualized return on average assets (ROA) was 0.99 percent for the third quarter of 2014, maintaining the level from the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 11.74 percent, a decrease from 12.84 percent in the third quarter of 2013.

Nonperforming assets at Sept. 30, 2014, were 1.09 percent of total assets, compared to 1.58 percent at Dec. 31, 2013, 1.28 percent at June 30, 2014 and 1.78 percent at Sept. 30, 2013.  Net charge-offs for the third quarter of 2014 totaled 0.43 percent of average loans on an annualized basis, compared to 0.68 percent annualized at Dec.31, 2013, 0.18 percent annualized in the second quarter of 2014 and 1.17 percent annualized in the third quarter of 2013.  The company held $1.4 million in OREO at Sept. 30, 2014, compared to $1.0 million at Dec. 31, 2013, $1.5 million at June 30, 2014 and $1.2 million at Sept. 30, 2013.

The company’s loan-loss provision expense was $876 thousand in the third quarter of 2014, compared to $1.0 million in the second quarter of 2014 and $1.9 million in the third quarter a year ago.  The loan-loss provision for the first nine months of 2014 was $2.9 million, a 51.3 percent decrease from the loan-loss provision of $6.0 million for the same period in 2013.  The allowance for loan losses at Sept. 30, 2014, was $26.7 million, or 2.79 percent of loans outstanding, compared to $26.9 million, or 2.80 percent of loans outstanding, at June 30, 2014, and $26.6 million, or 2.99 percent of loans outstanding, at Sept. 30, 2013.

Net income for the nine months ended Sept. 30, 2014, totaled $12.2 million, compared to net income of $12.0 million from the same period of 2013.  Diluted earnings per share for the first nine months of 2014 were $1.83, a 2.2 percent increase from $1.79 per share earned in the same period a year ago.

Net interest income for the first nine months of 2014 was $38.7 million, a 2.7 percent decrease from $39.7 million in the first nine months of 2013.  Noninterest income was $13.8 million for the first nine months of 2014, a 7.2 percent decrease from $14.9 million in the same period of 2013. Noninterest expense was $31.8 million for the nine-month period ended Sept. 30, 2014, a 1.7 percent increase from $31.3 million in the same period in 2013.

“We are optimistic about growth opportunities in the local economy.  With our excellent and steady profitability, we will continue to focus on increases in loan growth and noninterest income”, said Thigpen.

On October 15, 2014, the company’s Board of Directors declared a regular quarterly cash dividend of $0.13 per share of common stock payable on November 21, 2014, to shareholders of record as of November 7, 2014.  Based on the share price of $25.75 at the close of business on Thursday, October 30, 2014, this dividend represents an annualized yield to shareholders of 2.02 percent.

Also, On October 15, 2014, the company’s Board of Directors announced a Stock Repurchase Program, pursuant to which it will, from time to time, repurchase up to 300,000 shares of its outstanding common stock in the open market or in private transactions. This program replaces the company’s prior Stock Repurchase Program which commenced in 2004 and authorized the repurchase of up to 100,000 shares of common stock.

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.8 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C. operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, GA. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching, acquisitions and capital; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets
(Dollars in thousands, except share data)

	September 30,
	2014	December 31,
Assets	(Unaudited)	2013

Cash and due from banks	$41,662	$36,766
Interest-bearing deposits in other banks	3,314	10,570
Cash and cash equivalents	44,976	47,336

Available-for-sale securities	660,983	649,979

Loans held for sale	21,321	10,638

Loans	957,317	905,713
Less allowance for loan losses	26,734	26,409
Loans, net	930,583	879,304

Premises and equipment, net	27,233	27,003
Accrued interest receivable	6,165	6,221
Bank-owned life insurance	36,621	35,745
Restricted equity securities	4,398	4,870
Other real estate owned	1,384	1,014
Deferred tax asset	16,496	21,023
Other assets	2,600	6,193

	$1,752,760	$1,689,326

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$200,329	$187,287
Interest-bearing:
NOW accounts	377,712	351,799
Savings	521,367	521,656
Money management accounts	20,351	16,065
Time deposits of $100 or more	301,335	293,004
Other time deposits	78,837	84,992
	1,499,931	1,454,803

Securities sold under repurchase agreements	565	808
Advances from Federal Home Loan Bank	64,000	64,000
Accrued interest payable and other liabilities	17,154	16,599
Due to broker	1,527	—
Subordinated debentures	20,000	21,547

Total liabilities	1,603,177	1,557,757

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2014 and 2013, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,744,891 and 6,680,225 shares issued in 2014 and 2013, respectively; 6,743,755 and 6,679,982 shares outstanding in 2014 and 2013, respectively	20,235	20,041
Additional paid-in capital	62,980	62,863
Retained earnings	68,379	58,769
Treasury stock, at cost; 1,136 and 243 shares in 2014 and 2013, respectively	(28)	(3)
Accumulated other comprehensive loss, net	(1,983)	(10,101)

Total stockholders’ equity	149,583	131,569

	$1,752,760	$1,689,326

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income (Loss)
(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Interest income:
Loans, including fees	$11,711	$11,668	$34,632	$35,103
Investment securities	3,518	3,875	10,670	11,754
Interest-bearing deposits in other banks	14	13	47	50
Total interest income	15,243	15,556	45,349	46,907

Interest expense:
Deposits	1,535	1,637	4,709	5,150
Securities sold under repurchase agreements	1	4	4	6
Other borrowings	651	685	1,978	2,030
Total interest expense	2,187	2,326	6,691	7,186

Net interest income	13,056	13,230	38,658	39,721

Provision for loan losses	876	1,887	2,944	6,046

Net interest income after provision for loan losses	12,180	11,343	35,714	33,675

Noninterest income:
Service charges and fees on deposits	1,903	1,849	5,324	5,317
Gain on sales of loans	1,718	1,659	3,910	5,716
Gain on sale of fixed assets, net	15	—	27	21
Investment securities gains (losses), net	215	(163)	492	(192)
Retail investment income	520	557	1,608	1,545
Trust service fees	328	301	970	890
Earnings from cash surrender value of bank-owned life insurance	317	326	876	897
Miscellaneous income	200	333	623	708
Total noninterest income	5,216	4,862	13,830	14,902

Noninterest expense:
Salaries and other personnel expense	6,291	5,713	18,205	18,051
Occupancy expenses	1,027	940	2,958	2,814
Other real estate losses, net	239	11	226	628
Other operating expenses	3,498	3,550	10,420	9,769
Total noninterest expense	11,055	10,214	31,809	31,262

Income before income taxes	6,341	5,991	17,735	17,315

Income tax expense	1,959	1,789	5,503	5,334

Net income	$4,382	$4,202	$12,232	$11,981

Other comprehensive income (loss):
Unrealized gain (loss) on derivatives	(27)	179	(670)	1,304
Unrealized gain (loss) on securities available-for-sale	(849)	(5,023)	14,449	(24,857)
Reclassification adjustment for realized (gain) loss on securities, net of OTTI	(215)	163	(492)	192
Tax effect	424	1,821	(5,169)	9,088
Total other comprehensive income (loss)	(667)	(2,860)	8,118	(14,273)

Comprehensive income (loss)	$3,715	$1,342	$20,350	$(2,292)

Basic net income per share	$0.66	$0.63	$1.83	$1.79

Diluted net income per share	$0.65	$0.63	$1.83	$1.79

Weighted average common shares outstanding	6,681,743	6,679,426	6,681,214	6,678,555

Weighted average number of common and common equivalent shares outstanding	6,694,528	6,679,426	6,687,056	6,678,555